EXHIBIT 99.1

1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD TO ACQUIRE COLUMBUS SILVER

ALBUQUERQUE, New Mexico – September 27, 2010 – Santa Fe Gold Corporation (OTCBB: SFEG) is pleased to announce that it has entered into a non-binding Memorandum of Understanding with Columbus Silver Corporation (TSXV: CSC) pursuant to which Santa Fe will acquire all of the outstanding shares of common stock of Columbus Silver in exchange for shares of Santa Fe common stock. The contemplated exchange ratio is one share of Santa Fe common stock for every 5.82515 shares of Columbus Silver’s common stock. It is contemplated that Santa Fe will issue a total of 8,787,527 shares in the transaction, which is valued at approximately $9.93 million. Following completion of the transaction, it is estimated that Santa Fe will be owned 91.37% by current Santa Fe shareholders and 8.63% by Columbus Silver shareholders. The combination with Columbus Silver is a notable step forward in Santa Fe’s objective to become a significant North American precious metals producer.

Santa Fe’s President and CEO, Pierce Carson, said “This transaction is strategically important to Santa Fe and potentially will more than double our controlled gold and silver resources available for processing at our fully-permitted and operating flotation mill near Lordsburg, New Mexico. This will build on current silver and gold production sourced from our Summit mine.

“Furthermore, Columbus Silver’s portfolio of seven high quality US silver-gold properties in New Mexico, Arizona, Nevada and Utah provides excellent upside exploration potential. Two properties, the Mogollon Project, Catron County, NM, and the Silver District, La Paz County, AZ, already have historical drilled resources aggregating over 30 million of silver equivalent ounces (500,000 of gold equivalent ounces). On the basis of the drilled resources in these two projects alone, Santa Fe’s acquisition cost for the transaction with Columbus Silver equates to less than $0.33 per contained silver equivalent ounce ($20 per gold equivalent ounce).”

Carson continued, “Ore developed at the Mogollon Project located in southwest New Mexico could be processed at Santa Fe’s mill near Lordsburg, NM. Drilling in the 1980's beneath the old Consolidated Mine outlined a partially delineated deposit of 845,000 tons averaging 9.35 oz/ton silver and 0.15 oz/ton gold and the deposit is open along strike and at depth. A proposed drilling program was recently permitted. The Mogollon Project covers an extensive, silver-gold bearing epithermal vein field with geological similarities to Comstock Lode, Nevada and Guanajuato District, Mexico. Historical production from the Mogollon Project from 1905 to 1942 is reported as 15,700,000 ounces of silver and 327,000 ounces of gold. We believe that considerable additional resource expansion is provided by dozens of mineralized and potentially mineralized veins with a combined strike length of more than 45 miles, which have never been drill-tested. We estimate initial potential for 60 million silver equivalent ounces (1 million gold equivalent ounces). ”

Robert F. Giustra, President and CEO of Columbus Silver, commented “This is an exciting time for the shareholders of Columbus Silver and of Santa Fe. The successful completion of the merger will position the combined company to deliver both near and long-term value to its shareholders through existing production growth as well as significant development and exploration upside from a diverse portfolio of precious metal properties.”

The Memorandum of Understanding contemplates a business combination by way of a Plan of Arrangement, which is subject to Canadian court approval. In addition, the proposed transactions are subject to the final approval of the boards of directors of Santa Fe and Columbus Silver, stock exchange and regulatory approvals, and Columbus Silver shareholder approval.

Additional Information
The Memorandum of Understanding is included as an Exhibit to Santa Fe’s Current Report on Form 8-K, which it will file promptly with the SEC. Santa Fe’s Current Report on Form 8-K will be available at the website maintained by the SEC at www.sec.gov.

About Santa Fe Gold:
Santa Fe Gold is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico; (ii) a substantial land position at the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico, estimated to contain two million ounces of gold; (iv) the Black Canyon mica mine and processing facility near Phoenix, Arizona; and (v) a large resource of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.
To learn more about Columbus Silver, visit www.columbussilvercorp.com.

Forward Looking Statements:
The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a “forward-looking statement” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While Santa Fe Gold believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than any of those indicated in the forward-looking information contained herein.

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. We use certain terms in this news release, such as “reserves”, “resources”, “geologic resources”, “proven”, “probable”, ”measured”, ”indicated” and “inferred”, that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our latest Form 10-K and other reports filed with the SEC. You can review and obtain copies of these filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:
W. Pierce Carson, President and Chief Executive Officer
1-505-255-4852